U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    Sachs                           Jonathan               A.
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   (Last)                           (First)             (Middle)

445 Minnesota Street, Suite 2400
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                                    (Street)

St. Paul                               MN                55101
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Nx Networks, Inc. (NXWX)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


09/30/2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Executive Vice President of Technology and Chief Technology Officer
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          9/07/01         S               34,428      D     $0.30
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Common Stock                          9/25/01         S               15,000      D     $0.21
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Common Stock                          9/26/01         S               21,400      D     $.022     1,922,496       D
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Time Option                                                                     Common
(Right to Buy)      $0.75(1) 12/22/00           34,427        (2)     12/22/10  Stock    34,427                       D
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Time Option                                                                     Common
(Right to Buy)      $0.75(1) 12/22/00          242,250        (2)     12/22/10  Stock   242,250                       D
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Time Option                                                                     Common
(Right to Buy)      $0.75(1) 12/22/00           78,065        (2)     12/22/10  Stock    78,065            354,742    D
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Time Option                                                                     Common
(Right to Buy)       $0.75   12/29/00          150,000        (3)     12/29/05  Stock   150,000            150,000    D
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Explanation of Responses:

(1)  Repriced to $0.75 per share, effective December 22, 2000.

(2) 65,974 of the options became exercisable on March 31, 2001; 81,115 of the options became exercisable on June 30, 2001, 177,371 of the options became exercisable on September 30, 2001 and 30,282 of the options will become exercisable on December 31, 2001.

(3) These options vested and became exercisable as to 18,750 of the options on March 29, 2001, June 29, 2001 and September 29, 2001 and 18,750 of the options will vest and become exercisable on December 29, 2001 and the 29th day of each subsequent quarter.

/s/  Jonathan A. Sachs                                       October 3, 2001
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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